EXHIBIT 99.1

Smith-Midland Reports Third Quarter 2025 Financial Results

Product Sales Increased 11 Percent and Record Nine-Month Net Income

MIDLAND, VA – November 13, 2025 - Smith-Midland Corporation (NASDAQ: SMID), a provider of innovative, high-quality proprietary and patented precast concrete products and systems, today announced its third quarter results for the period ended September 30, 2025.

Third Quarter 2025 Summary (compared to prior-year quarter)

•	Revenue of $21.5 million compared to $23.6 million
•	Product sales increased 11 percent to $11.9 million
•	Gross margin of 26.8% compared to 27.9%
•	Operating income of $3.6 million compared to $3.8 million
•	Net income of $2.9 million, or $0.54 per diluted share, compared to $3.2 million and $0.59

“Our third quarter results reflect continued strength in our core business and progress in the initiatives to drive product sales, which increased 11 percent versus the prior year. The previous year’s results included  special barrier rental projects, which typically carry higher margins compared to the core business,” said Ashley Smith, Chairman and Chief Executive Officer of Smith-Midland. “The ongoing demand for new and upgraded highways will continue to drive spending at the federal and state level, along with data centers and other public infrastructure projects. Our barrier rental fleet continues to grow in preparation for increased MASH-TL3 safety standards and lower interest rates may spur new construction projects for our SlenderWall product. Overall, we believe the tailwinds in place over the near and long-term will lead to continued growth in our business and deliver long-term value to our shareholders,” concluded Smith.

Third Quarter 2025 Results

The Company reported 2025 third quarter revenues of $21.5 million compared to $23.6 million in the third quarter of 2024. Product sales for the quarter were $11.9 million, compared to $10.8 million in the prior-year quarter. Service revenue, which includes barrier rentals, royalty income and shipping and installation, was $9.5 million, compared to $12.8 million reported in the third quarter of 2024.

Gross profit was $5.8 million compared to $6.6 million in the prior-year quarter. Gross margin for the quarter was 26.8% compared to 27.9% in the third quarter of 2024.

Operating income for the quarter was $3.6 million compared to $3.8 million in the prior-year quarter. Net income for the third quarter was $2.9 million, or $0.54 per diluted share, compared to net income of $3.2 million, or $0.59 per diluted share basis in the third quarter of 2024.

Product Sales

Total product sales for the third quarter of 2025 were $11.9 million, an 11 percent increase from the prior-year quarter. Soundwall sales were $2.8 million compared to $1.9 million in the third quarter of 2024. The increase is primarily associated with increased production across all three facilities. Easi-Set and Easi-Span Building Sales increased to $2.7 million compared to $1.8 million in the prior-year quarter due to increased demand for plant and site assembled buildings and restrooms. SlenderWall sales were $1.1 million after no sales in the third quarter of 2024. Barrier sales were $764,000 compared to $546,000. Utility sales were $1.2 million compared to $2.4 million in the third quarter of 2024 due to a surge in sales in the prior-year quarter related to data centers. Architectural panel sales were $1 million compared to $1.6 million in the third quarter of 2024. Miscellaneous wall and product sales totaled $2.3 million, compared to $2.6 million in the third quarter of 2024.

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Service Revenue

Service revenue which is comprised of royalty income, barrier rental revenue, and shipping and installation totaled $9.5 million in the third quarter of 2025 compared to $12.8 million in the prior-year quarter. Barrier rental revenue was $3.3 million compared to $7.1 million in the third quarter of 2024. The decrease is attributed to special barrier projects that were installed and completed during the third quarter of 2024 that did not recur this year. Shipping and installation revenue was $5.2 million compared to $4.8 million in the prior-year quarter. The increase is primarily attributed to a decrease in the shipping and installation of SlenderWall and architectural panels that were mostly produced in 2024. Royalty income increased 13 percent year over year to $1.1 million.

Balance Sheet and Liquidity

As of September 30, 2025, Smith-Midland's cash totaled $13.4 million compared to $7.5 million at the end of fiscal 2024. Account receivables totaled $26.9 million, and debt totaled $4.6 million as of September 30, 2025. Capital spending totaled $2.9 million in the third quarter of 2025.

Macro Environment and Outlook

Infrastructure initiatives across the United States continue to drive greater bidding activity and a anticipated increase in backlog for the Company’s portfolio of patented, proprietary, and custom products and several SlenderWall projects commenced production in the third quarter of 2025.  As a result, the Company anticipates increased product sales volume for the remainder  of 2025 compared to 2024, but on which there can be no assurance. Service revenue for the first nine months  of 2025 included multiple barrier rental projects that are not anticipated to recur in  the remainder of the year. Shipping and installation and royalty income for the remainder of 2025 are expected to be higher compared to the same period last year.

Inflationary pressures still remain, and the Company continues to manage its materials costs while attracting and retaining skilled labor. Backlog was approximately $54.8 million recorded as of November 1, 2025 compared to $62.8 million in backlog one year prior. The majority of the backlog is anticipated to be fulfilled within 12 months; however, some projects may have a multi-year timeline The Company remains focused on long-term strategic growth initiatives to drive shareholder value.

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About Smith-Midland

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products and systems for use primarily in the construction, transportation, and utility industries.

Smith-Midland Corporation has three manufacturing facilities in: Midland, VA, Reidsville, NC, and Columbia, SC, and a J-J Hooks® Safety Barrier rental firm, Concrete Safety Systems. Easi-Set Worldwide, a wholly owned subsidiary of Smith-Midland Corporation, licenses the production and sale of Easi-Set products, including J-J Hooks and SlenderWall®, and provides diversification opportunities to the precast industry worldwide. For more information, please call (540) 439-3266 or visit www.smithmidland.com.

Forward-Looking Statements

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from those discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, the uncertainties arising from the policies of the United States Government, the risk of less government spending on infrastructure than anticipated, inflationary factors including potential recession, our material weaknesses in internal controls, general business and economic conditions, our debt exposure, our high level of accounts receivables, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Company Contact:

Dominic L. Hunter

540-439-3266

investors@smithmidland.com

Investor Relations:

Steven Hooser or John Beisler

Three Part Advisors, LLC

214-872-2710

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